Exhibit 15.1

CONSENT OF EUROMONITOR INTERNATIONAL LTD

We hereby consent to the use by Arcos Dorados Holdings Inc. (the “Company”), in connection with its Annual Report for the year ended December 31, 2012 on Form 20-F, and any amendments and supplements thereto (collectively, the “Annual Report”), of excerpts from our report dated May 2012, as amended and supplemented from time to time (the “Euromonitor Report”), the preliminary estimates we provided to the Company (the “Preliminary Estimates”), the information contained in the Euromonitor Report and the Preliminary Estimates (the “Intellectual Property”) and the use of our name in the Annual Report. We confirm that we have reviewed the references to the Euromonitor Report and the Preliminary Estimates in the Annual Report dated April 26, 2013, and we consent to this use of the Intellectual Property. We also confirm that we have reviewed references to the Intellectual Property and that they are quoted in an appropriate context.

We hereby consent to the incorporation by reference in Registration Statement No. 333-187531 on Form F-3 and Registration Statement No. 333-173496 on Form S-8 of the Intellectual Property appearing in the Annual Report.

Euromonitor International Ltd
By:	/s/ Tom Kitchin
	Name:	Tom Kitchin
	Title:	Director